Exhibit 99.1

EXTENSION AGREEMENT

This Extension Agreement (the “Agreement”) is dated as of this 21st day of February 2008, to be effective as of December 31, 2007 (the “Effective Date”), and is by and between [JAYSON] RUSSELL BRENTLINGER (“Russell”) and CRL SYSTEMS, INC., a Nevada corporation (the “Company”).

1.

Russell is the owner and holder of an Amended and Restated Secured Promissory Note (the “Harman Note”) originally issued to Harman Pro North America, Inc., as successor to Harman Acquisition Corp., on October 4, 2004 in the original principal amount of $3,227,530.  The Harman Note calls for certain principal payments to be made by the Company at specified times, as well as for the monthly payment of interest.

2.

Russell and the Company have entered into separate arrangements with respect to other business relationships between Russell and the Company.  In consideration of those other arrangements, Russell and the Company have agreed to certain changes in the payment schedule for the Harman Note.

3.

Russell and the Company agree, effective as of the Effective Date, that the outstanding principal balance of the Harman Note (approximately $2,300,000) shall be payable on or before December 31, 2010 (the “New Maturity Date”) and that no payments of principal on the Harman Note shall be due until the New Maturity Date.  Payments of interest shall continue to be made monthly in accordance with the terms of the Harman Note.  The Company may prepay all or any portion of the principal of the Harman Note at any time or from time to time.

4.

All provisions of the Harman Note and all related and ancillary documents shall remain in full force and effect except as modified specifically herein.

DATED as of the date first above written.

CRL SYSTEMS, INC.

By

/s/Charles Jayson Brentlinger

     Charles Jayson Brentlinger, President

/s/ Jayson Russell Brentlinger

Jayson Russell Brentlinger